Wiley Appoints Matthew Kissner as President and CEO
Following successful interim period, Kissner becomes Wiley’s 15th President and CEO in its 217-year history

HOBOKEN, N.J.—Wiley (NYSE: WLY and WLYB), a global leader in research and learning, today announced that its Board of Directors has appointed Matthew Kissner as president and CEO, following a successful interim period.

“Over the past nine months, Matt has made great progress improving our organization, accelerating our value creation plans, driving strong momentum in our core, and rallying around new AI opportunities,” said Jesse Wiley, chair of the board. “As an experienced C-suite operator and Wiley veteran, he brings a deep understanding of our markets, customers, operations, financials, and people – all of which has been evident in our material progress.”

Wiley continued: “After a formal process that included a global search, the Board has concluded that Matt is the right person to lead Wiley through the next phase of our journey as a knowledge solutions company. We look forward to working alongside him to continue our momentum and deliver significant value for our stakeholders, including shareholders, customers, and colleagues.”

Under Kissner’s leadership, Wiley recently exceeded its Fiscal 2024 earnings guidance and other stated objectives, delivered revenue in the higher end of its range, and executed two GenAI content rights projects. The Company is targeting revenue, profit, and free cash flow growth in Fiscal 2025 and Fiscal 2026 driven by business momentum and accelerated run rate cost savings.

Kissner has been with Wiley in a leadership, board, or consulting role for over 20 years, including as Interim President and CEO, Group Executive, and Board Chair. Prior to Wiley, he held leadership positions with Pitney Bowes, Bankers Trust, Citibank, and Morgan Stanley.

“I am honored by the Board’s trust in me to lead this remarkable company into its next exciting phase,” said Matt Kissner, Wiley’s president and CEO. “Our markets are trending favorably, our financials are strong, and our culture is reinvigorated.”

“I want to thank our global colleagues for their caring, agility, and sharp execution during this pivotal period. We are motivated by our mission to help solve some of the world’s biggest challenges through the creation of knowledge and its application in science, learning and innovation. We are immensely proud of our 200-year history and energized by our ever-increasing relevance in today’s digital knowledge economy,” added Kissner.

More information can be found at www.wiley.com and investors.wiley.com.

About Wiley
Wiley is one of the world’s largest publishers and a trusted leader in research and learning. Our industry-leading content, services, platforms, and knowledge networks are tailored to meet the evolving needs of our customers and partners, including researchers, students, instructors, professionals, institutions, and corporations. We enable knowledge-seekers to transform today’s biggest obstacles into tomorrow’s brightest opportunities. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

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